Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Wright Medical Group, Inc.:

We consent to the use in the registration statement on Form S-4 of Wright Medical Group, Inc. and subsidiaries of our reports dated February 23, 2012, except as it relates to the organization and description of the business in Note 1, goodwill and intangible assets disclosed in Notes 2 and 7, acquisitions disclosed in Note 3, and the reportable segments disclosed in Note 19 as to which the date is December 18, 2012, with respect to the consolidated balance sheets of the Wright Medical Group, Inc. and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of operations, changes in stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2011, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2011, incorporated herein by reference and to the reference to our firm under the heading “Experts” in this proxy statement/prospectus.

/s/ KPMG, LLP

Memphis, Tennessee

December 18, 2012